EXHIBIT 23.2

INFORMATION REGARDING CONSENT OF ARTHUR ANDERSEN LLP

        Section 11(a) of the Securities Act of 1933, as amended (the “Securities Act”), provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

        Woodhead Industries, Inc. dismissed Arthur Andersen LLP (“Arthur Andersen”) as its independent auditors, effective May 7, 2002. For additional information, see the Company’s Current Report on Form 8-K dated May 8, 2002. After reasonable efforts, the Company has been unable to obtain Arthur Andersen’s written consent to the incorporation by reference into the Company’s registration statements (Form S-8 File Nos. 333-87060, 333-36070, 333-26379, 33-77968 and 33-40414) and the related prospectuses (the “Registration Statements”) of Arthur Andersen’s audit report with respect to the Company’s consolidated financial statements as of September 29, 2001 and for the two years in the period then ended. Under these circumstances, Rule 437a under the Securities Act permits the Company to file the Annual Report on Form 10-K, which is incorporated by reference into the Registration Statements, without a

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